Exhibit 99.1

Papaya Growth Opportunity Corp. I Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing March 4, 2022

New York, NY, March 1, 2022 – Papaya Growth Opportunity Corp. I (the “Company”) (NASDAQ: PPYAU) announced today that, commencing March 4, 2022, holders of the units sold in the Company’s initial public offering may elect to separately trade the shares of the Company’s Class A common stock (the “Class A Common Stock”) and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The Class A Common Stock and the warrants that are separated will trade on the Nasdaq Global Market (“Nasdaq”) under the ticker symbols “PPYA” and “PPYAW,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “PPYAU.” Holders of the units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, to separate the units into Class A Common Stock and warrants.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Papaya Growth Opportunity Corp. I

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry, it concentrates its search for a target business operating in the software, internet, media, fintech, healthcare IT or consumer industry sectors and focuses on vertical solutions driven by AI, marketplaces, platforms and networks. The Company is supported by an executive team led by Chairperson Patrick Pohlen, Chief Executive Officer Clay Whitehead, President Alexander Spiro, and Chief Financial Officer and Secretary Daniel Rogers.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the initial public offering. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (“SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Papaya Growth Opportunity Corp. I

Clay Whitehead

Chief Executive Officer

Email: clay@papayagrowth.com